                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the registrant / /

    Check the appropriate box:
    / /  Preliminary proxy statement
    /X/  Definitive proxy statement
    / /  Definitive additional materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      ASCENT ENTERTAINMENT GROUP, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      ASCENT ENTERTAINMENT GROUP, INC.

--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement

Payment of filing fee (Check the appropriate box):

/ /  $125 Per Exchange Act Rule 0-11(c) (1) (ii), 14a-6(i) (1), or
     14a-6(j) (2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i) (3)
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Filing Fee:

        ------------------------------------------------------------------------

                        ASCENT ENTERTAINMENT GROUP, INC.
                   ONE TABOR CENTER, 1200 SEVENTEENTH STREET
                             DENVER, COLORADO 80202

                                                                  April 24, 1997

Dear Stockholder:

    The second Annual Meeting of Stockholders of Ascent Entertainment Group, Inc. will be held at 2:00 p.m. on Tuesday, May 13, 1997, in Suite 3 of the Denver Ballroom at the Marriott City Center Hotel, 1701 California Street, Denver, Colorado. The matters on the meeting agenda are described on the following pages.

    If you are a stockholder of record, we urge that you send in your proxy promptly for the Annual Meeting whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. If you wish to give a proxy to someone other than the persons named on the enclosed proxy form, you may cross out their names and insert the name of some other person who will be at the meeting. The signed proxy form then should be given to that person for his or her use at the meeting. If your shares are held in the name of a broker and you wish to attend the meeting, you should obtain a letter of identification from your broker and bring it to the meeting. In order to vote personally shares held in the name of your broker, you must obtain from the broker a proxy issued to you.

                                   Sincerely,

           C. J. Silas                        Charlie Lyons
      CHAIRMAN OF THE BOARD           PRESIDENT AND CHIEF EXECUTIVE
                                                  OFFICER

               YOUR PROXY IS IMPORTANT . . . PLEASE VOTE PROMPTLY

                        ASCENT ENTERTAINMENT GROUP, INC.
                   ONE TABOR CENTER, 1200 SEVENTEENTH STREET
                             DENVER, COLORADO 80202

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

To the Stockholders of
ASCENT ENTERTAINMENT GROUP, INC.:

    The 1997 Annual Meeting of Stockholders of Ascent Entertainment Group, Inc. (the "Company") will be held in Suite 3 of the Denver Ballroom at the Marriott City Center Hotel in Denver, Colorado, on Tuesday, May 13, 1997, at 2:00 p.m., Mountain Daylight Time, for the following purposes:

    1. election of 2 Class II directors, 1 Class I director and 1 Class III director;

    2.  appointment of independent public accountants; and

    3. action on such other matters as may properly come before the meeting or any reconvened session thereof.

    The Board of Directors has fixed the close of business on April 7, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.

    YOUR PROXY IS IMPORTANT. EVEN IF YOU HOLD ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE URGENTLY REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE THAT IS PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME, AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

    This notice is given pursuant to direction of the Board of Directors.

                                          Arthur M. Aaron
                                          VICE PRESIDENT, BUSINESS AND LEGAL
                                          AFFAIRS
                                          AND SECRETARY

Denver, Colorado
April 24, 1997

                        ASCENT ENTERTAINMENT GROUP, INC.
                   ONE TABOR CENTER, 1200 SEVENTEENTH STREET
                             DENVER, COLORADO 80202
                           TELEPHONE: (303) 626-7000

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    This Proxy Statement is provided by the Board of Directors of Ascent Entertainment Group, Inc. (the "Company" or "Ascent") in connection with its solicitation of proxies for the 1997 Annual Meeting of Stockholders. Shares of the Company's Common Stock have been publicly traded since its initial public offering (the "Offering") on December 18, 1995. This Proxy Statement is first being mailed on or about April 18, 1997.

    Stockholders of record of the Company's Common Stock at the close of business on April 7, 1997, are entitled to vote at the meeting in person or by proxy. Each share is entitled to one vote. If a proxy in the accompanying form is properly executed and returned, the shares represented by the proxy will be voted as the stockholder specifies. A stockholder may revoke a proxy at any time before it is exercised by submitting a written revocation, submitting a later-dated proxy, or voting in person at the meeting.

    Abstentions and broker non-votes will not be counted for purposes of determining whether any given proposal has been approved by the stockholders. Accordingly, abstentions and broker non-votes will not affect the votes on any of the proposals, all of which require for approval the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.

                           OWNERSHIP OF COMMON STOCK

    As of April 7, 1997, the record date, 29,754,000 shares of Common Stock were outstanding. To the knowledge of the Company, based upon Schedules 13G or 13D filed with the Securities and Exchange Commission (the "SEC"), the following person was the only beneficial owner of more than five percent of the Company's Common Stock as of December 31, 1996.

      NAME AND ADDRESS OF               AMOUNT AND NATURE OF           PERCENT
        BENEFICIAL OWNER                BENEFICIAL OWNERSHIP           OF CLASS
--------------------------------  ---------------------------------  ------------
COMSAT Corporation                Total Shares:  24,000,000                80.7%
6560 Rock Spring Drive            Shared Voting Power:  0
Bethesda, Maryland                Shared Investment Power:  0

                         ITEM 1. ELECTION OF DIRECTORS

BOARD OF DIRECTORS

    The Company's Board of Directors consists of seven directors divided into three classes, of which one class is elected annually by the stockholders for terms of three years or until their successors have been elected and qualified. Pursuant to the Company's Certificate of Incorporation and the Corporate Agreement between the Company and COMSAT Corporation ("COMSAT"), for so long as COMSAT directly or indirectly owns at least 50% of the outstanding Common Stock, the Board of Directors will consist of a majority of members designated by COMSAT and two independent directors who are neither employees nor directors of the Company or COMSAT. In addition, for so long as COMSAT or any direct transferee of COMSAT directly or indirectly owns at least 50% of the outstanding Common Stock, COMSAT or such transferee may remove any directors with or without cause. See "Certain Relationships and Related Party Transactions." In accordance with the Delaware General Corporation Law, at such time as neither COMSAT nor any such transferee owns at least 50% of the outstanding Common Stock, directors will be removable by a majority vote of the Company's stockholders only for cause. The Board met 10 times in 1996, the Compensation Committee met 9 times in 1996 and the Audit Committee met 3 times in 1996. All incumbent directors who were directors in 1996 attended all such Board and Committee meetings during their tenure, except Bruce L. Crockett who missed one Board meeting, Robert M. Kavner who missed two Committee meetings and Charles M. Neinas who missed two Committee meetings. Mr. Crockett resigned from the Board effective July 19, 1996.

VOTING FOR DIRECTORS

    At the meeting, two Class II directors will be elected to serve until the 2000 Annual Meeting, one Class III director will be elected to serve until the 1999 Annual Meeting and one Class I director will be elected to serve until the 1998 Annual Meeting and, in each case, until their successors are elected and qualified. Each stockholder may vote the number of shares held by such stockholder for each of the four nominees. The Board of Directors has authorized the management to solicit proxies in favor of the election of the four nominees whose biographical information begins on the following page. Each of the nominees currently serves in the class to which he is nominated. Biographical information for each of the nominees and the other directors is set forth beginning on the next page.

    Shares represented by proxies in the accompanying form will be voted for the stated nominees unless the proxy is otherwise marked. If any of these nominees becomes unavailable for election, which is not currently anticipated, shares represented by proxies in the accompanying form will be voted for a substitute nominee designated by the Board of Directors.

                  NOMINEES FOR ELECTION AS CLASS II DIRECTORS
                 (Term Continues until the 2000 Annual Meeting)

    CHARLES M. NEINAS, 63, has been Executive Director of the College Football Association since April 1, 1980 and prior to that time was commissioner of the Big Eight Conference. He also serves as consultant to intercollegiate conferences and other athletic associations, primarily in the area of television programming and negotiations and organization. Mr. Neinas was chairman of the Olympic Basketball Committee from 1976 to 1980, served on the United States Olympic Committee Board of Directors from 1963 to 1972 and was a member of the Board of Directors of the National Association of Collegiate Directors of Athletics from 1990 to 1993.

    ROBERT G. SCHWARTZ, 69, is a director or trustee of various business organizations. He was Chairman of the Board, President and Chief Executive Officer of Metropolitan Life Insurance Co. ("MetLife") from September 1989 to March 1993 and remains a director of MetLife. He was Chairman of the Board of MetLife from February 1983 to September 1989. He has been a COMSAT director since May 1986. He also is a trustee of Consolidated Edison Company of New York, Inc. and a director of Lone Star Industries, Inc., Lowe's Companies, Inc., Mobil Oil Corporation, Potlatch Corporation and The Reader's Digest Association, Inc.

                    NOMINEE FOR ELECTION AS CLASS I DIRECTOR
                 (Term Continues until the 1998 Annual Meeting)

    ALLEN E. FLOWER, 53, has been Vice President and Chief Financial Officer of COMSAT since November 1995. He was Controller and Acting Chief Financial Officer of COMSAT from April 1995 through November 1995, Controller from June 1992 to May 1995 and Vice President, Finance and Administration, COMSAT Video Enterprises from May 1990 to June 1992.

                   NOMINEE FOR ELECTION AS CLASS III DIRECTOR
                 (Term Continues until the 1999 Annual Meeting)

    CHARLES M. LILLIS, 54, has been President and Chief Executive Officer of US WEST Media Group since April 1995, and prior to that time was President of US WEST Diversified Group from 1991 to 1994 and was Executive Vice President and Chief Planning Officer of US WEST, Inc. from 1987 to 1991. Mr. Lillis joined US WEST in 1985 as Vice President of Strategic Marketing. Mr. Lillis is a member of the boards of directors of SuperValu, Inc. and TeleWest Communications PLC.

    The following members of the Board of Directors are not being elected at this meeting, but will continue to serve their terms.

                               CLASS I DIRECTORS
                  Term Continues until the 1998 Annual Meeting

    EDWIN I. COLODNY, 70, has been counsel to the Washington, D.C., law firm of Paul, Hastings, Janofsky & Walker since September 1991. He was Chairman of USAir Group, Inc. and of its subsidiary, USAir, Inc., a commercial airline company, from 1978 until July 1992 and remains a director of both corporations. He was Chief Executive Officer of USAir Group from 1983 to June 1991 and of its subsidiary from 1975 to June 1991. He has been a COMSAT director since May 1992. He also is a director of Esterline Technologies Corporation and a member of the Board of Trustees of the University of Rochester.

    CHARLES LYONS, 42, has been President, Chief Executive Officer and a director of Ascent since October 1995, and prior to that he was President and a director of Ascent's predecessors since February 1992. He was Vice President and General Manager of COMSAT Video Enterprises from October 1990 to January 1992. Prior to joining COMSAT, Mr. Lyons was with Marriott Corporation from 1982 to October 1990 in various executive positions. Mr. Lyons is a director of On Command Corporation.

                               CLASS III DIRECTOR
                  Term Continues until the 1999 Annual Meeting

    C. J. SILAS, 64, is a director of various business organizations. He was Chairman and Chief Executive Officer of Phillips Petroleum Company, an integrated petroleum and chemical company, from May 1985 until his retirement in April 1994. He has been a COMSAT director since May 1993. He also is a director of The Reader's Digest Association, Inc. and Halliburton Company.

                     OTHER INFORMATION CONCERNING DIRECTORS

COMMITTEES

    As of March 1997, the Board has two standing committees, described below.

    The Audit Committee consists of Messrs. Flower, Schwartz (Chairman), Lillis (who replaced Mr. Kavner), Neinas and Silas. The Audit Committee makes recommendations to the Board concerning the selection of independent public accountants; reviews with the independent accountants the scope of their audit; reviews the financial statements with the independent accountants; reviews with the independent accountants and the Company's management the Company's accounting and audit practices and procedures, its internal controls and its compliance with laws and regulations; and reviews the Company's policies regarding community and governmental relations, conflicts of interest, business conduct, ethics and other social, political and public matters, and the administration of such policies. In addition, the Audit Committee considers and makes recommendations to the Board with respect to the financial affairs of the Company, including matters relating to capital structure and requirements, financial performance, dividend policy, capital and expense budgets and significant capital commitments, and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Audit Committee met three times in 1996. All members of the Audit Committee were present at all meetings, except that Mr. Kavner did not attend one meeting.

    The Compensation Committee consists of Messrs. Colodny (Chairman), Neinas, Lillis (who replaced Mr. Kavner) and Silas. The Compensation Committee approves long-term compensation for senior executives; considers and makes recommendations to the Board with respect to: programs for human resources development and management organization and succession; salary and bonus for senior executives; and compensation matters and policies and employee benefit and incentive plans; and exercises authority granted to it to administer such plans. In addition, the Compensation Committee recommends to the Board qualified candidates for election as directors and as Chairman of the Board, and considers, acts upon or makes recommendations to the Board with respect to such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Compensation Committee will consider candidates recommended by stockholders, if the recommendations are submitted in writing to the Secretary of the Company. The Compensation Committee met nine times during 1996. All members of the Compensation Committee attended all meetings, except that Mr. Kavner did not attend one meeting and Mr. Neinas did not attend two meetings.

DIRECTORS COMPENSATION

    With the exception of Mr. Silas, the Chairman of the Board, the Company pays directors who are not employees of the Company, its subsidiaries or, so long as COMSAT owns at least 50% of the Common Stock, COMSAT or COMSAT's subsidiaries, a $500 fee for each attended meeting of the Board of Directors or committee thereof and each meeting held pursuant to a special assignment. With the exception of Mr. Silas, the Chairman of the Board, the Company also pays each such director who serves as chairman of a committee of the Board of Directors an annual fee of $2,000, payable quarterly. In addition, with the exception of Mr. Silas, the Chairman of the Board, the Company pays each such director an annual retainer of $6,000, payable quarterly, and 400 shares of Common Stock, the initial award of which was made upon consummation of the Offering and each subsequent award is made at each Annual Meeting of Stockholders thereafter at which such person serves as a director. Mr. Silas' only cash compensation is as Chairman of the Board for which he receives $44,000 annually.

    Furthermore, each director who is not an employee of the Company, its subsidiaries or, so long as COMSAT owns at least 50% of the Common Stock, COMSAT or COMSAT's subsidiaries, will annually be granted options to purchase up to 4,000 shares of Common Stock, the initial grant of which was made at the time of the Offering at the Offering price of $15.00 per share. An additional grant of 4,000 shares is made each year thereafter at each Annual Meeting of Stockholders at which such person serves as a director at the market price on such date. For so long as COMSAT retains 80% of the outstanding Common Stock and the Company continues to be a member of COMSAT's consolidated tax group for federal income tax purposes, 100% of such options will vest three years after being granted. Otherwise, such options will vest 25% on the first anniversary of grant, and 25% and 50%, respectively, on the second and third anniversaries.

    Executive compensation is described beginning on page 10.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Robert M. Kavner, currently President and Chief Executive Officer of On Command Corporation, the approximately 57% owned subsidiary of the Company ("On Command" or "OCC"), was a member of the Ascent Compensation Committee through March 1997. Mr. Charles Lyons has been a member of the On Command Compensation Committee beginning in October 1996.

                      COMMON STOCK OWNERSHIP OF MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock, the Common Stock of COMSAT and the Common Stock of On Command, as of March 31, 1997, by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 10, and by all directors and executive officers as a group. Under rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared voting power or investment power, and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

                                                                                  ON COMMAND
                                                                  ASCENT SHARES     SHARES*
                                                                   AMOUNT AND     AMOUNT AND     COMSAT SHARES**
                                                                    NATURE OF      NATURE OF    AMOUNT AND NATURE
                                                                   BENEFICIAL     BENEFICIAL      OF BENEFICIAL
NAME(1)                                                           OWNERSHIP(2)   OWNERSHIP(3)      OWNERSHIP(4)
----------------------------------------------------------------  -------------  -------------  ------------------
Arthur M. Aaron.................................................        1,000         --                 3,070(5)
Edwin I. Colodny................................................        1,800         --                15,000
James A. Cronin III.............................................       --             --                --
Allen E. Flower.................................................       --             --                70,726(6)
Robert M. Kavner................................................        7,800         --                --
Charles M. Lillis...............................................       --             --                --
Charles Lyons...................................................        2,500         --    (7)        243,663(7)
Charles M. Neinas...............................................        4,800         --                --
Robert G. Schwartz..............................................        2,800         --                26,600
C.J. Silas......................................................        4,800         --                11,600
Robert Snyder...................................................        3,100        262,994            34,325(8)
Ellen Robinson..................................................       --             --                --
All directors and executive officers as a group (13 persons)....       28,600        262,994           404,984(9)

------------------------

* On Command is a subsidiary of the Company, based on the Company's beneficial ownership of approximately 60% of the issued and outstanding shares of On Command, including shares which may be purchased on the exercise of warrants.

** COMSAT is the controlling stockholder of the Company, based on COMSAT's beneficial ownership of 80.67% of the Company's outstanding common stock.

(1) Unless otherwise indicated, each person has sole voting and investment powers over the shares listed, and no director or executive officer beneficially owns more than 1.0% of the Common Stock of the Company, On Command or COMSAT.

(2) This column does not include any shares that could be acquired within 60 days after March 31, 1997, through the exercise of options because even though certain persons own options which would otherwise have become exercisable on December 18, 1996, such options are not exercisable prior to December 18, 1998 so long as COMSAT beneficially owns more than 80% of the Company's outstanding common stock.

(3) Each number in this column has been rounded down to the nearest whole share. Beneficial ownership of On Command Common Stock includes 106,794 shares that may be acquired by Mr. Snyder within 60 days after March 31, 1997, through the exercise of options or warrants.

(4) Each number in this column has been rounded down to the nearest whole share. Beneficial ownership of COMSAT Common Stock includes shares that may be acquired within 60 days after March 31, 1996, through the exercise of options as follows: Mr. Aaron, 1,250 shares; Mr. Colodny, 10,000 shares; Mr. Flower, 41,450 shares; Mr. Lyons, 191,500 shares; Mr. Schwartz, 20,000 shares; Mr. Silas, 6,000 shares; Mr. Snyder, 12,500 shares; and all directors and executive officers as a group, 282,700 shares.

(5) Includes 760 shares which were held in COMSAT's Savings and Profit-Sharing Plan as of December 31, 1996.

(6) Includes 14,200 shares which are restricted against transfer and 664 shares which were held in COMSAT's Savings and Profit-Sharing Plan as of December 31, 1996.

(7) Includes 40,900 shares which are restricted against transfer and 862 shares which were held in COMSAT's Savings and Profit-Sharing Plan as of December 31, 1996. In addition, Mr. Lyons' ownership of On Command Common Stock does not reflect ownership of the shares owned by Ascent, even though Mr. Lyons holds the proxy to vote those shares on behalf of Ascent.

(8) Includes 16,000 shares which are restricted against transfer.

(9) Also includes an aggregate of 73,386 shares which are restricted against transfer or which were held in COMSAT's Savings and Profit-Sharing Plan as of December 31, 1996. All directors and executive officers as a group beneficially owned less than 1% of the outstanding Common Stock of Ascent, COMSAT or On Command as of March 31, 1997.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for establishing and administering the Company's executive compensation philosophy. Through September 1996, the Compensation Committee was composed entirely of independent outside directors, two of whom are also directors of COMSAT. In September 1996, Robert M. Kavner became President and Chief Executive Officer of the Company's subsidiary, On Command Corporation. In March 1997, Mr. Kavner resigned as a director of the Company and a member of the Compensation Committee, and was replaced on the Compensation Committee by Charles M. Lillis. Set forth below is the Committee's report on the 1996 compensation of the executive officers of the Company, including Mr. Lyons, the Chief Executive Officer, the other current and former executive officers of the Company whose compensation is discussed below under "Executive Compensation"(collectively, the "Named Executive Officers").

ANNUAL COMPENSATION

    Each of the Named Executive Officers' annual compensation for 1996 was based on Ascent's executive compensation philosophy which emphasizes risk based performance incentives as a key component of both annual and long term compensation. In the case of Mr. Lyons, the Ascent Board of Directors approved his employment agreement with Ascent prior to the formation of the Committee. Mr. Lyons' annual base salary rate as President and Chief Executive Officer of Ascent for 1996, pursuant to his employment agreement, is $500,000. This base salary rate is based in part on the advice of an outside consultant specializing in the entertainment and media industry provided in 1995 to the COMSAT Compensation Committee and the Ascent Board of Directors.

    The annual base salary rates for 1996 for the other Named Executive Officers are consistent with competitive salary ranges developed by the Committee. These salary ranges are based on market data for companies of comparable revenue in the media and entertainment industry. In the cases of Messrs. Cronin and Kavner and Ms. Robinson, these base salary ranges are as set forth in their employment agreements as approved by the Committee.

    The bonus opportunities for Mr. Lyons and the Named Executive Officers (other than Messrs. Aaron and Snyder) for 1996 were based on target award percentages of base salary as set forth in their respective employment agreements. For 1996, Mr. Lyons' bonus was based on two factors: the achievement of certain financial measures as compared to planned performance for the Company; and Mr. Lyons individual performance. Ascent's financial performance in 1996 fell short of its planned performance, which weighed heavily in the Committee's determination. On the other hand, under Mr. Lyons' leadership in 1996, Ascent achieved certain strategic accomplishments which should contribute to the long-term success of the Company. The Committee considered Ascent's accomplishments under Mr. Lyons' leadership and financial performance in 1996, and recommended a bonus award of $75,000 for Mr. Lyons for 1996. The Board approved the Committee's recommendation.

    Bonuses for Messrs. Cronin and Aaron were based on similar criteria to those applied to Mr. Lyons' bonus, as well as Mr. Lyons evaluation of each of their achievement of their objectives for the year. The Committee reviewed and approved Mr. Lyons' bonus recommendations for Mr. Cronin and Mr. Aaron. Ms. Robinson will not be eligible for an annual bonus until after the conclusion of the June 30, 1997 fiscal year for the Company's sports teams.

    Bonuses for Messrs. Kavner and Snyder were recommended by the Compensation Committee of On Command Corporation, which includes Messrs. Lyons and Cronin, and an outside director of On Command Corporation, and approved by the On Command Corporation Board of Directors. Those bonuses were based on two factors: the achievement of certain financial measures as compared to planned performance for On Command Video Corporation ("OCV"); and the individual performance of Mr. Kavner and Mr. Snyder. The financial performance of On Command Corporation in 1996 fell short of the planned performance for OCV.

LONG TERM COMPENSATION

    In 1996, none of the Named Executive Officers who were awarded non-qualified stock options to purchase Ascent Common Stock prior to the consummation of the Offering, i.e., Mr. Lyons, Mr. Aaron and Mr. Snyder, received any additional awards in 1996. In connection with his hiring in June 1996, Mr. Cronin was awarded a stock option to purchase 297,500 shares of Ascent Common Stock, an amount equal to Mr. Lyons 1995 stock option award to purchase Ascent Common Stock, at an exercise price equal to the fair market value of Ascent Common Stock on the date of grant, to provide Mr. Cronin with a long term incentive comparable to that of Mr. Lyons. Mr. Cronin's option vests on the same terms as Mr. Lyons' option, 10% after one year, an additional 15% after two years and an additional 25% each year thereafter until fully vested.

    In connection with her hiring in June 1996, Ms. Robinson was awarded a stock option to purchase 50,000 shares of Ascent Common Stock, at an exercise price equal to the fair market value of Ascent Common Stock on the date of grant, which vests 25% after one year, an additional 25% after two years and an additional 50% after three years. None of the foregoing options will be exercisable so long as COMSAT owns at least 80% of the Common Stock, until December 18, 1998, and all such options expire 10 years after the date of grant.

    In connection with his hiring by OCC in September 1996, the OCC Board, with the review and approval of the Ascent Compensation Committee and Board of Directors, awarded Mr. Kavner a stock option to purchase 1,041,562 shares of OCC Common Stock. These options vest 25% after one year, an additional 25% after two years and an additional 50% after three years, and expire 10 years after grant. Eighty percent of the shares purchasable upon exercise of the option may be purchased at a price per share which the OCC Board and Compensation Committee determined based upon the fair value of the combination of OCV and SpectraVision, prior to the public trading of OCC's Common Stock and the remaining twenty percent may be purchased at a price based upon the average of the high and low bid prices of the OCC Common Stock for the 20 trading days following the third trading day after OCC's public release of financial results for the third quarter of 1996. The intent in granting the option was to create an immediate and significant link between Mr. Kavner's compensation and the interests of On Command Corporation's stockholders. The size of the stock option award and the vesting schedule were effectively based on the practices of companies engaging in initial public offerings.

COMPENSATION COMMITTEE

Edwin I. Colodny, Chairman
Charles M. Lillis
Charles M. Neinas
C.J. Silas

                             EXECUTIVE COMPENSATION

    The following table shows the compensation received by the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the Named Executive Officers) for the three fiscal years ended December 31, 1996 and Robert Snyder who is no longer an executive officer of the Company, but whose compensation for 1996 would be required to be disclosed if he were an executive officer of the Company as of December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM COMPENSATION
                                                          ANNUAL COMPENSATION                 ------------------------
                                            ------------------------------------------------  RESTRICTED   SECURITIES
                                                                               OTHER ANNUAL      STOCK     UNDERLYING
                                                                               COMPENSATION    AWARD(S)      OPTIONS
NAME AND PRINCIPAL POSITION(1)                YEAR      SALARY($)   BONUS ($)     ($)(3)        ($)(4)       (#)(4)
------------------------------------------  ---------  -----------  ---------  -------------  -----------  -----------
Charles Lyons,............................       1996  $ 500,000    $  75,000    $  62,399     $       0           0
  President and Chief Executive Officer          1995    335,961(2)   150,000        1,886       382,113     297,500*
                                                                                                              55,000**
                                                 1994    210,000      190,000          992       562,788      80,000**

James A. Cronin, III......................       1996    230,769       50,000            0             0     297,500*
  Executive Vice President,
  Finance and Chief Operating Officer

Robert M. Kavner..........................       1996    173,034       60,000            0             0   1,041,562+
  President and Chief Executive
  Officer, OCC

Arthur M. Aaron...........................       1996    162,690       20,000       38,462             0           0
  Vice President,                                1995    122,400       30,000        2,690        19,688     100,000*
  Business and Legal Affairs                                                                                   1,500**
                                                 1994     83,882       15,000            0        27,500         700**

Ellen Robinson............................       1996    144,230            0            0             0      50,000*
  President
  Ascent Sports, Inc.

Robert Snyder.............................       1996    296,185       75,000            0             0           0
  Vice Chairman, OCC                             1995    285,779      150,000            0             0     100,000*
                                                                                                               5,000**
                                                 1994    199,273      100,000            0       137,500      10,000**


                                              ALL OTHER
                                            COMPENSATION
NAME AND PRINCIPAL POSITION(1)                 ($)(5)
------------------------------------------  -------------
Charles Lyons,............................    $ 236,450
  President and Chief Executive Officer         303,275

                                                 38,803
James A. Cronin, III......................        8,417
  Executive Vice President,
  Finance and Chief Operating Officer
Robert M. Kavner..........................          761
  President and Chief Executive
  Officer, OCC
Arthur M. Aaron...........................       93,815
  Vice President,                                16,404
  Business and Legal Affairs
                                                 11,699
Ellen Robinson............................       54,250
  President
  Ascent Sports, Inc.
Robert Snyder.............................       11,934
  Vice Chairman, OCC                              4,620

                                                  4,620

------------------------------

(1) Mr. Cronin and Ms. Robinson became executive officers of Ascent in June 1996, and Mr. Kavner became President and Chief Executive Officer of On Command in September 1996, served as a consultant to On Command from June to September of 1996 and served as a director of Ascent during 1996. In 1996 Mr. Kavner was paid $21,000 for consulting services rendered to On Command prior to his employment with On Command and received as a non-employee director of Ascent (i) $12,500 in director fees; (ii) a grant of 400 shares of Ascent Common Stock; and (iii) an option to purchase 4,000 shares of Ascent Common Stock. (See "Other Information Concerning Directors--Directors Compensation"). Each of Mr. Cronin, Mr. Kavner and Ms. Robinson's respective compensation for 1996 reflects amounts paid after their respective employment dates and Mr. Kavner's compensation as a director of Ascent is not included in the table. Annual bonuses for Messrs. Kavner and Snyder were determined by the OCC Compensation Committee and Board of Directors.

(2) Annual Compensation for Mr. Lyons for 1995 includes $7,500 not previously disclosed in retroactive salary for 1995 that was paid in 1996.

(3) Other Annual Compensation shown for 1994, 1995 and 1996 does not include perquisites and other personal benefits because the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10 percent of individual combined salary and bonus for the Named Executive Officer in each year. Other Annual Compensation for Mr. Lyons in 1996 and Mr. Aaron in 1995 and 1996 consists of amounts reimbursed in each case for the payment of taxes on moving expense reimbursements.

(4) Restricted stock awards include COMSAT restricted stock awards ("RSAs"), COMSAT restricted stock units ("RSUs") and COMSAT phantom stock units ("PSUs"). Dividends are paid on RSAs granted in 1995. For performance-based RSAs granted in 1994, dividend equivalents are paid with respect to the performance period, and dividends will be paid during the subsequent vesting period on shares earned under the applicable performance measures. Half of the RSAs granted to Named Executive Officers in 1994 were forfeited in 1996 based on the non-satisfaction of certain required performance measures during 1994 and 1995. Dividend equivalents are paid on RSUs and PSUs. The number and value of the aggregate restricted stock holdings of each of the Named Executive Officers as of December 31, 1996, are as follows:

                                                                  NUMBER OF RSAS/   VALUE AS OF
                                                                     RSUS/PSUS       12/31/96
                                                                 -----------------  -----------
Mr. Lyons......................................................         60,305       $1,436,013
Mr. Aaron......................................................          2,000          47,625
Mr. Cronin.....................................................              0               0
Mr. Snyder.....................................................         25,000         595,313
Mr. Kavner.....................................................              0               0
Ms. Robinson...................................................              0               0

    All options marked with a single asterisk (*) are options to purchase Ascent Common Stock, options marked with a double asterisk (**) are options to purchase COMSAT Common Stock and options marked with a (+) are options to purchase On Command Common Stock.

(5) All Other Compensation for 1996 includes the following elements: (i) unused credits under the Company's cafeteria plan that were paid in cash to the Named Executive Officers; (ii) time off buy-back under the Company's cafeteria plan that was paid in cash to the Named Executive Officers; (iii) contributions by the Company to COMSAT's and OCV's 401(k) Plan on behalf of the Named Executive Officers; (iv) above-market interest accrued for the Named Executive Officers under COMSAT's Deferred Compensation Plan; (v) life insurance premiums for the Named Executive Officers; and (vi) moving expense reimbursement. The life insurance premiums shown for the Named Executive Officers represent split dollar premiums which include (i) the value of the premiums paid by the Company with respect to the term life insurance portion of the policy for each Named Executive Officer, determined under the P.S. 58 table published by the Internal Revenue Service, and (ii) the value of the benefit to each Named Executive Officer of the remainder of the premiums paid by the Company, determined by calculating the present value of the cumulative interest payments that would be made based on the assumption that the premiums were loaned to each Named Executive Officer at an interest rate of 7.5% until the Named Executive Officer reaches the normal retirement age of 65, at which time the policy splits and the premiums are refunded to the Company.

                                                                  SUPPLE-                       ABOVE-        LIFE
                                        UNUSED      TIME OFF      MENTAL       401(K) PLAN      MARKET      INSURANCE
                                        CREDITS     BUY-BACK      BONUSES     CONTRIBUTIONS    INTEREST     PREMIUMS
                                      -----------  -----------  -----------  ---------------  -----------  -----------
Mr. Lyons...........................   $  22,491    $  10,000    $       0      $   4,500      $  34,648    $  15,376
Mr. Aaron...........................       2,793        2,700            0          4,241              0            0
Mr. Cronin..........................         417        8,000            0              0              0            0
Mr. Snyder..........................           0            0            0          9,500              0        2,434
Mr. Kavner..........................           0            0            0              0              0          240
Ms. Robinson........................           0        2,000       50,000          2,250              0            0


                                      MOVING EXPENSE
                                       REIMBURSEMENT     TOTAL
                                      ---------------  ---------
Mr. Lyons...........................     $ 149,435     $ 236,450
Mr. Aaron...........................        84,081        93,815
Mr. Cronin..........................             0         8,417
Mr. Snyder..........................             0        11,934
Mr. Kavner..........................           521           761
Ms. Robinson........................             0        54,250

OPTION GRANTS

    The following table sets forth information on options granted to the Named Executive Officers in 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                       INDIVIDUAL GRANTS
                                             ----------------------------------------------------------------------
                                                 NUMBER OF         % OF TOTAL
                                                 SECURITIES      OPTIONS GRANTED  EXERCISE               GRANT DATE
                                             UNDERLYING OPTIONS    TO EMPL IN       PRICE    EXPIRATION   PRESENT
NAME                                           GRANTED (#)(1)         FY(2)        ($/SH)       DATE      VALUE(3)
-------------------------------------------  ------------------  ---------------  ---------  ----------  ----------
ASCENT COMMON STOCK
Charles Lyons..............................               0             0.00%        n/a        n/a      $        0
Arthur M. Aaron............................               0             0.00%        n/a        n/a               0
James A. Cronin, III.......................         297,500               75%      $18.25      6/3/06     2,621,000
Robert Snyder..............................               0             0.00%        n/a        n/a               0
Robert Kavner..............................               0             0.00%        n/a        n/a               0
Ellen Robinson.............................          50,000               13%       18.25      6/3/06       397,061

ON COMMAND COMMON STOCK
Charles Lyons..............................               0             0.00%        n/a        n/a               0
Arthur M. Aaron............................               0             0.00%        n/a        n/a               0
James A. Cronin, III.......................               0             0.00%        n/a        n/a               0
Robert Snyder..............................               0             0.00%        n/a        n/a               0
Robert Kavner(4)...........................         833,250            46.78%       15.33     9/11/06     5,891,078
                                                    208,312            11.70%       16.40     9/11/06     1,574,839
Ellen Robinson.............................               0             0.00%        n/a        n/a               0

------------------------

1) The Ascent option grants to Mr. Cronin and Ms. Robinson were made effective June 3, 1996. Mr. Cronin's options vest as follows: 10% on June 3, 1997; an additional 15% on June 3, 1998; an additional 25% on June 3, 1999; an additional 25% on June 3, 2000; and the remaining 25% on June 3, 2001; and Ms. Robinson's options vest as follows: 25% on June 3, 1997; an additional 25% on June 3, 1998 and the remaining 50% on June 3, 1999; provided that for both Mr. Cronin and Ms. Robinson these options will not vest to any extent prior to June 3, 1998, if COMSAT continues to own at least 80% of the common stock of Ascent. In addition to the above, Ascent granted options to purchase 4,000 shares of Ascent Common Stock to Mr. Kavner on May 13, 1996 pursuant to Ascent's 1995 Non-Employee Director Stock Plan prior to Mr. Kavner's employment by On Command, which options vest as follows: 25% on May 13, 1997; an additional 25% on May 13, 1998; and the remaining 50% on May 13, 1999; provided that these options will not vest to any extent prior to May 13, 1998, if COMSAT continues to own at least 80% of the Common Stock of Ascent.

(2) The total number of Ascent options granted to Ascent employees in 1996 was 397,500; the total number of On Command options granted to On Command employees in 1996 was 1,781,074. The foregoing number of On Command options does not include options to purchase 157,651 shares of Common Stock of OCV previously granted employees of OCV which were converted to options to purchase 447,728 shares of On Command Common Stock on a 2.84 to 1 ratio in the merger between

    OCV and a wholly owned subsidiary of On Command, in connection with the acquisition of the assets of Spectravision, Inc. by Ascent and On Command.

(3) Ascent and On Command used the Black-Scholes option pricing model to determine grant date present values using the following assumptions: a dividend yield of 0.0% for Ascent and On Command; stock price volatility of 57.6% for Ascent and 42.8% for On Command; a five to six year option term for Ascent and On Command; and a risk-free rate of return of 5.9% for Ascent and 6% for On Command. The use of this model is in accordance with SEC rules; however, the actual value of an option realized will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

(4) The options to purchase On Command Common Stock granted to Mr. Kavner were granted pursuant to an employment agreement with On Command dated September 11, 1996 which is described under the caption "Executive
    Compensation--Employment Agreements."

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth information on (1) options exercised by the Named Executive Officers in 1996, and (2) the number and value of their unexercised options as of December 31, 1996.

        AGGREGATED OPTION EXERCISES IN 1996, AND 12/31/96 OPTION VALUES

                                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                           UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                            OPTIONS AT 12/31/96         OPTIONS AT 12/31/96
                                     SHARES UNDERLYING                   --------------------------  --------------------------
                                     OPTIONS EXERCISED  VALUE REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
NAME                                        (#)               ($)            (#)           (#)           ($)           ($)
-----------------------------------  -----------------  ---------------  -----------  -------------  -----------  -------------
ASCENT OPTIONS
Charles Lyons......................              0                 0              0        297,500            0              0
Arthur M. Aaron....................              0                 0              0        100,000            0              0
James A. Cronin, III...............              0                 0              0        297,500            0              0
Robert Snyder......................              0                 0              0        100,000            0              0
Robert Kavner......................              0                 0              0          8,000            0              0
Ellen Robinson.....................              0                 0              0         50,000            0              0

COMSAT OPTIONS
Charles Lyons......................              0                 0        137,750         81,250    $ 133,250    $   185,625
Arthur M. Aaron....................              0                 0            875          1,625        1,906          5,282
James A. Cronin, III...............              0                 0              0              0            0              0
Robert Snyder......................              0                 0          6,250          8,750        5,625         16,875
Robert Kavner......................              0                 0              0              0            0              0
Ellen Robinson.....................              0                 0              0              0            0              0

ON COMMAND OPTIONS
Charles Lyons......................              0                 0              0              0            0              0
Arthur M. Aaron....................              0                 0              0              0            0              0
James A. Cronin, III...............              0                 0              0              0            0              0
Robert Snyder (1)..................              0                 0         90,880         22,720    $ 758,848    $   160,744
Robert Kavner......................              0                 0              0      1,041,562            0        454,121
Ellen Robinson.....................              0                 0              0              0            0              0

------------------------

(1) Robert Snyder was granted (i) an incentive stock option on November 20, 1991 to purchase 10,000 shares of OCV Common Stock for $13.41 per share and (ii) a non-qualified stock option on April 30, 1993 to purchase 30,000 shares of OCV common stock for $25.00 per share. Both options vest 20% one year after date of grant and ratably per month for four years thereafter. Both options were converted on a 2.84 to 1 ratio to options to purchase On Command Common Stock effective October 7, 1996. Additionally, in connection with the merger described in footnote 2 on page 13, Mr. Snyder, as a former stockholder of OCV, received Series A Warrants to purchase on a cashless basis at any time prior to October 7, 2003, 10,234 shares of On Command Common Stock for $15.27 per share. The Series A Warrants are not included in this table.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

    Ascent and Mr. Lyons have entered into a five-year employment agreement that became effective upon completion of the Offering on December 18, 1995. Pursuant to the agreement, Mr. Lyons' base salary is $500,000 per year, subject to increases at the discretion of Ascent's Board of Directors. Mr. Lyons is also eligible for an annual bonus based on performance measures determined by Ascent's Compensation Committee with a target bonus equal to 70% of Mr. Lyons' base salary. Pursuant to the agreement, Mr. Lyons was granted an option to purchase 297,500 shares of Ascent's Common Stock, which represented 1% of Ascent's outstanding stock upon completion of the Offering, at the Offering price of $15 per share. The option vests 10% after one year, an additional 15% after two years and an additional 25% each year thereafter until fully vested. Until the third anniversary of the grant, Mr. Lyons (i) may not exercise the option so long as COMSAT owns at least 80% of Ascent's common stock and (ii) is not eligible for any further option grants. Pursuant to the agreement, Mr. Lyons' participation in COMSAT's executive compensation plans ceased and Mr. Lyons will participate in benefit plans offered to executives of Ascent. However, existing COMSAT stock and option awards granted to Mr. Lyons will continue to vest according to their respective vesting schedules.

    If Mr. Lyons' employment is terminated without "cause" (as defined in the agreement), or if Mr. Lyons elects to terminate his employment as a result of certain events defined in the agreement which have the effect of a constructive termination, Mr. Lyons will be entitled, for the remainder of the term of the agreement as if the agreement had not been terminated, to receive: (i) his then current base salary; (ii) an annual bonus equal to 70% of his then current base salary; and (iii) all other benefits provided for pursuant to the agreement; provided that if Mr. Lyons becomes employed during such period, any compensation from such employment will offset up to 50% of the amounts owed by Ascent pursuant to the agreement. In addition, Mr. Lyons' employment agreement provides that upon a "Change of Control Event", Mr. Lyons will be entitled to elect to terminate his employment with Ascent and receive the same benefits described in the preceding sentence. A "Change of Control Event" is defined as an affirmative determination, either jointly by Mr. Lyons and the Board of Directors of Ascent or pursuant to an arbitration which Mr. Lyons has the right to invoke, that any "change of control" of Ascent (defined as an event as a result of which a person or entity other than COMSAT owns 50% or more of the voting stock of Ascent) or prospective change of control would be reasonably likely to have a materially detrimental effect on either the day-to-day circumstances of Mr. Lyons' employment or the compensation payable to Mr. Lyons under such agreement.

    On November 18, 1996, the Compensation Committee of the Company approved an amendment and restatement of Mr. Lyons' employment agreement. The material changes were (i) Mr. Lyons' stock options to purchase 297,500 shares of common stock of the Company will vest immediately upon a "change of control", as defined above, or if Ascent is no longer publicly traded; (ii) the Company agreed to use its best efforts to cause 100% of Mr. Lyons COMSAT stock awards to vest upon a "change of control"; (iii) if Mr. Lyons' employment with the Company is not renewed at the end of his term of employment, he will be retained as a consultant to the Company for 18 months with full pay and benefits; and (iv) upon a termination of the agreement upon which Mr. Lyons receives continued benefits, such benefits shall continue for the longer of the remainder of the term or one year after termination.

    The Company and Mr. Cronin entered into a five year employment agreement on June 3, 1996, on substantially the same terms as Mr. Lyons' amended and restated employment agreement, except that Mr. Cronin's initial yearly cash compensation is $400,000, his annual target bonus is 75% of his base salary and his options are exercisable at a price per share of $18.25.

    OCV and Mr. Snyder have entered into an employment agreement that expires in 1999. Pursuant to the agreement, Mr. Snyder's salary for 1996 was set by the board of directors of OCV at $300,000, and Mr. Snyder is eligible for incentive bonus compensation to be established by mutual consent of Mr. Snyder and the board of directors of OCV. The agreement also provides that, upon termination of his employment with OCV, Mr. Snyder will provide exclusive consulting services to OCV for a period of seven years, for which OCV will pay Mr. Snyder $20,000 per year.

    The Company and Ms. Robinson entered into an employment agreement on June 3, 1996, that expires on June 3, 1999. Pursuant to the agreement, Ms. Robinson's salary for 1996 is $250,000, subject to increases at the discretion of Ascent's Board of Directors. Ms. Robinson is also eligible for an annual bonus based on performance measures determined by Ascent's Compensation Committee with a target bonus equal to 30% of Ms. Robinson's base salary. In connection with the employment agreement Ms. Robinson received options to purchase 50,000 shares of Ascent common stock (as described in footnote 1 on page 12).

    If Ms. Robinson's employment is terminated without "cause" (as defined in her employment agreement), or if Ms. Robinson elects to terminate her employment as a result of certain events defined in the agreement which have the effect of a constructive termination, Ms. Robinson will be entitled, for the remainder of the term of the agreement as if the agreement had not been terminated, to receive: (i) her then current base salary; (ii) an annual bonus equal to 30% of her then current base salary; and (iii) all other benefits provided for pursuant to the agreement; provided that if Ms. Robinson becomes employed during such period, any compensation from such employment will offset up to 50% of the amounts owed by Ascent pursuant to the agreement.

    On September 11, 1996, On Command and Mr. Kavner entered into an employment agreement that expires on September 11, 2000. Pursuant to the agreement, Mr. Kavner's base salary will be $500,000 per year, subject to increases at the discretion of the board of directors of On Command. Mr. Kavner will also be eligible for annual bonuses based on performance measures determined by the Compensation Committee of the board of directors of On Command with a target bonus equal to 70% of Mr. Kavner's base salary for achieving 100% of the target level for the performance measures. In addition, Mr. Kavner has been granted options to purchase 1,041,562 shares of On Command common stock, exercisable at the following per share prices: (i) 80% of such options shall be exercisable at a per-share price equal to $15.33, and (ii) 20% of such options shall be exercisable at a per-share price equal to $16.40. The options will vest 25% on September 11, 1997, an additional 25% on September 11, 1998 and the remaining 50% on September 11, 1999. The options will expire at the earlier of (i) three months after the date upon which Mr. Kavner is terminated for "cause" (as defined in Mr. Kavner's employment agreement); (ii) one year after Mr. Kavner's employment agreement is terminated as a result of Mr. Kavner's death or (iii) on September 11, 2006. Mr. Kavner will also be entitled to participate in group health, dental and disability insurance programs and any group profit sharing, deferred compensation, life insurance or other benefit plans as are generally made available by On Command to its senior executive officers on a favored nations basis.

    In addition, the employment agreement for Mr. Kavner provides that upon a "Change of Control Event" (as defined in such agreement), Mr. Kavner will be entitled to elect to terminate his employment with On Command and, for the longer of (a) the remainder of the term of Mr. Kavner's employment agreement as if such agreement had not been terminated and (b) one year following the date of such termination (such period being the "Duration Period"), receive: (i) his then current base salary; (ii) an annual bonus equal to 70% of his then current base salary for each year during the Duration Period; and

(iii) all other benefits provided pursuant to such employment agreement. A "Change of Control Event" is defined in the employment agreement as an affirmative determination, either jointly by Mr. Kavner and the On Command board of directors or pursuant to an arbitration which Mr. Kavner has the right to invoke, that any "change of control" of On Command (defined as an event as result of which (i) a single person or entity other than Ascent or its affiliates owns 50% or more of the voting stock of On Command or (ii) a single person or entity other than COMSAT or its affiliates owns directly or indirectly 50% or more of the voting stock of Ascent) or prospective change of control would be reasonably likely to have a materially detrimental effect on either the day-to-day circumstances of Mr. Kavner's employment, or the compensation payable to Mr. Kavner, under his employment agreement.

    In November 1996, the Company adopted a change of control severance plan for the employees of Ascent's corporate office (the "Severance Plan"), including Mr. Aaron but no other Named Executive Officers. Under the Severance Plan, such employees are eligible for certain payments and benefits if, within one year of a Change of Control, such employee's employment is either terminated by the Company for any reason other than death, disability or cause, or is terminated by the employee for good reason. "Change of Control" is defined as any event as a result of which COMSAT no longer owns more than fifty percent (50%) of the voting stock of Ascent, provided that any Ascent voting stock which is publicly held shall be considered as owned by COMSAT for this purpose.

    Under the Severance Plan eligible employees would be entitled to salary continuation of from two months to eighteen months depending upon the employee's position and length of service, an annual bonus prorated to the effective date of termination, and during the relevant period of salary continuation, continued participation in Ascent's benefit plans. In addition, stock options held by an eligible employee would become 100% vested immediately and remain exercisable for one year, and certain employees would be eligible to receive reimbursement of relocation costs similar in nature to those for which the employee was previously eligible, in the event that the employee elects to relocate back to the Washington, D.C. metropolitan area.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RELATIONSHIP WITH COMSAT

    COMSAT currently owns approximately 80.7% of the Company's outstanding Common Stock. For so long as COMSAT continues to own more than 50% of the outstanding voting stock of the Company, COMSAT will be able, among other things, to approve any corporate action requiring majority shareholder approval, including the election of directors, effect amendments to the Certificate of Incorporation (the "Charter") and Bylaws and approve any other matter submitted to a vote of the stockholders without the consent of the other stockholders of the Company. In addition, through its control of the board of directors, COMSAT is able to control certain decisions, including decisions with respect to the Company's dividend policy, the Company's access to capital (including the decision to incur additional indebtedness or issue additional shares of Common Stock), mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company and any change in control of the Company.

    The Company and COMSAT entered into a Services Agreement December 18, 1995 pursuant to which COMSAT leased office space and provided certain administrative and other services to the Company and made available certain of its employee benefit plans to the Company's employees. Pursuant to the Services Agreement, during 1996 the Company paid to COMSAT an annual fee of $2 million and reimbursed COMSAT for the actual cost to COMSAT of the benefits provided to the Company's employees and certain of COMSAT's actual out-of-pocket expenses in connection with the Services Agreement. Further, pursuant to the agreement (i) the Company agreed to indemnify COMSAT from all damages from COMSAT's performance of services under the Services Agreement, unless such damages are caused by willful breach by COMSAT or willful misconduct or gross negligence by COMSAT's employees in fulfilling their obligations under the agreement and (ii) COMSAT agreed to indemnify the Company from damages arising from willful breach by COMSAT or gross negligence or willful misconduct by COMSAT's employees in the performance of the Services Agreement.

    The Services Agreement was amended as of December 18, 1996. Under the Services Agreement, as amended, COMSAT will continue to provide to the Company limited administrative and support services and the Company will pay to COMSAT $15,000 per month.

    The Company and COMSAT have also entered into a Corporate Agreement that governs certain other relationships and arrangements between the Company and COMSAT. Pursuant to the Corporate Agreement, for so long as COMSAT owns at least 50% of the outstanding Common Stock, (i) the board of directors will consist of at least a majority of members designated by COMSAT and two independent directors who are neither employees nor directors of the Company or COMSAT, (ii) the Company will not incur any indebtedness, other than that under its existing Credit Facility (and refinancings thereof) and indebtedness incurred in the ordinary course of business which together shall not exceed $175 million in the aggregate, or issue any equity securities or any securities convertible into equity securities without COMSAT's prior consent, (iii) the Company may not amend its Charter or Bylaws without COMSAT's prior consent, and (iv) the Company will utilize reasonable cash management procedures and use its reasonable best efforts to minimize the Company's excess cash holdings. Pursuant to the Corporate Agreement, the Company has also granted an option to COMSAT to allow COMSAT to purchase equity securities in any offering of such securities to enable COMSAT to retain a 20% ownership interest in the Company. COMSAT consented to the Company's requests for an increase in the Company's indebtedness two times in 1996. In September 1996 COMSAT consented to an increase in the Company's indebtedness to $216 million; provided that: (i) no more than $50 million of such indebtedness constituted long-term debt; and (ii) indebtedness in excess of $175 million could only be incurred to satisfy funding requirements for 1996. In November 1996 COMSAT consented to an increase in the Company's indebtedness to $236 million; provided that: (i) no more than $50 million of such indebtedness constituted long-term debt; and (ii) indebtedness in excess of Ascent's indebtedness existing at December 31, 1996 could only be used to satisfy Ascent's consolidated funding requirements through June 30, 1997, as approved by the Board of Directors.

    On March 21, 1997, COMSAT consented to an increase in the Company's indebtedness to $270 million; provided that (i) no more than $50 million of such indebtedness may constitute long term debt; and (ii) indebtedness subordinated to indebtedness under Ascent's existing credit facility could only be incurred on terms which did not adversely affect COMSAT's proposed tax-free distribution of its interest in the Company to COMSAT's shareholders.

    The Corporate Agreement also provides that, upon the request of COMSAT, the Company will register under applicable federal and state securities laws any of the shares of Common Stock held by COMSAT, subject to certain limited exceptions. In addition, COMSAT has the right to include shares owned by it in certain other registrations of common equity securities of the Company, subject to certain limited exceptions. The Company has also agreed that it will not take any action which will contravene or result in an event of default by COMSAT of any provision of applicable law or regulation, including COMSAT's then current capitalization plan approved by the Federal Communications Commission, any credit agreements and other material instruments. Further, the Corporate Agreement provides that the Company will indemnify COMSAT, its officers, directors and employees from violations under the securities laws with respect to the documents associated with the Offering.

    The Company is and, for so long as COMSAT continues to own 80% of the Common Stock of the Company, will continue to be included in COMSAT's consolidated tax group and the Company's tax liability will be included in the consolidated federal income tax liability of COMSAT and its subsidiaries. The Company and COMSAT have entered into a Tax Sharing Agreement, pursuant to which the Company and COMSAT will make payments between them such that with respect to any period, the amount of taxes to be paid by the Company or any refund payable to the Company will be determined as though the Company were to file separate federal, state and local income tax returns (including any amounts determined to be due as a result of a redetermination of the tax liability of COMSAT arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing a consolidated return rather than a consolidated subsidiary of COMSAT.

    In determining the amount of tax sharing payments, COMSAT will prepare a pro forma consolidated return for the Company that reflects the same positions and elections used by COMSAT in preparing the returns for the COMSAT consolidated group. COMSAT will continue to have all the rights of a common parent of a consolidated group, will be the sole and exclusive agent for the Company in any and all matters relating to the income tax liability of the Company, will have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns (or amended returns), and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company.

    Pursuant to the Tax Sharing Agreement, the Company and COMSAT have also agreed to indemnify each other against certain tax liabilities, if any, accruing prior to the consummation of the Offering.

                      COMPARATIVE STOCK PRICE PERFORMANCE

STOCKHOLDER RETURN PERFORMANCE GRAPH

ASCENT ENTERTAINMENT GROUP, INC. PERFORMANCE

The following graph and chart compare the cumulative total stockholder return on the Company's common stock, including the reinvestment of dividends, with the return on the Standard & Poor's 500 Composite Stock Index and the Standard & Poor's Entertainment Stock Index. On December 18, 1995, the Company's common stock began publicly trading. The performance graph sets forth the return on $100 invested in Ascent Entertainment Group, Inc. common stock and the S&P indices from December 18, 1995, to December 31, 1996.

                 COMPARISON OF CUMULATIVE TOTAL RETURN(A) AMONG
 ASCENT ENTERTAINMENT GROUP, INC., THE S&P 500 INDEX AND THE S&P ENTERTAINMENT
                                     INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 ASCENT ENTERTAINMENT GROUP    S&P 500 INDEX   S&P ENTERTAINMENT INDEX
18-Dec-95                                               $100             $100                      $100
31-Dec-95                                                104              102                       102
31-Dec-96                                                107              125                       103
Value of $100.00 Invested
12/18/95

    Assumes $100 invested on December 18, 1995, in the common stock of Ascent Entertainment Group, Inc., the S&P 500 Index, and the S&P Entertainment Index.

    The stock price performance shown in this graph is not necessarily indicative of future stock price performance.

    Note: (a) Total return assumes the reinvestment of dividends.

             ITEM 2.  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The stockholders will vote at the meeting to appoint independent public accountants to audit and certify to the stockholders the financial statements of the Company for the fiscal year ending December 31, 1997. The Board of Directors has recommended the appointment of Deloitte & Touche as such independent public accountants; they acted in such capacity for fiscal year 1996. Representatives of Deloitte & Touche will be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

THE DIRECTORS RECOMMEND A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT PUBLIC ACCOUNTANTS. PROXIES SOLICITED BY THE MANAGEMENT WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES. FOR APPROVAL, THE PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING.

                                 OTHER MATTERS

    At April 24, 1997, the management of the Company knew of no other matters to be presented for action at the meeting. If any other matter is properly introduced, the persons named in the accompanying form of proxy will vote the shares represented by the proxies according to their judgment.

    The Company will bear all costs of the proxy solicitation. In addition to the solicitation by mail, the Company's directors, officers and employees, without additional compensation, may solicit proxies by telephone, personal contact or other means. The Company also has retained D.F. King to assist in the solicitation, at a cost of $1,500. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in forwarding proxy materials to the beneficial owners.

    Stockholders wishing to submit proposals for consideration at the 1998 Annual Meeting should submit them in writing to the Secretary, Ascent Entertainment Group, Inc., One Tabor Center, 1200 Seventeenth Street, Denver, Colorado 80202, to be received no later than December 18, 1997.

    This proxy statement is provided by direction of the Board of Directors.

                                          Arthur M. Aaron

                                          VICE PRESIDENT, BUSINESS AND LEGAL
                                          AFFAIRS
                                          AND SECRETARY

April 24, 1997

                        PROXY CARD - FRONT


                 ASCENT ENTERTAINMENT GROUP, INC.

      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 13, 1997

   This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Charles Lyons and C.J. Silas, and each or any of them (with power of substitution), proxies for the undersigned to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of Ascent Entertainment Group, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of its stockholders to be held on May 13, 1997, and at any reconvened session thereof, subject to any directions indicated on the reverse side of this card. If no directions are given, this proxy will be voted FOR Proposals 1 and 2.

     This proxy is continued on the reverse side. Please sign and return promptly in the envelope provided. No postage is required if mailed in the United States. If you attend the Meeting and vote in person, the proxy will not be used.

        Continued and to be signed and dated on reverse side.

--------------------------------------------------------------------------

                        PROXY CARD - BACK

Directors recommend a vote FOR Proposals 1 and 2.

----------------------------------------
1.  Election of two Class III directors,
     the Class I director and the Class
     Class II director

For all nominees listed below [ ]

Withhold Authority to vote for all nominees listed below [ ]

Exceptions* [ ]

Nominees: Class II Directors: Charles M. Neinas and Robert G. Schwartz
          Class I Director:   Allen E. Flower
          Class III Director: Charles M. Lillis

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below)

*Exceptions
           ---------------------------------

2.  Appointment of independent accountants.            Change of address AND
                                                       or comments mark here
For [ ]  Against [ ]  Abstain [ ]
                                                       ----------------------

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any reconvened session thereof.

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

DATED                                            , 1997
     --------------------------------------------
SIGNED
      -------------------------------------------
SIGNATURE IF HELD JOINTLY
                         ------------------------

Please sign, date and return this       Votes must be indicated
card promptly in the enclosed           [X] in Black or Blue ink.
envelope.